                                                                     Exhibit 2.4


                               DATED 31 MARCH 2000







         1.       BRITTANY HOLDINGS LIMITED

         2.       PETROFINA S.A.

         3.       B H ACQUISITION LIMITED


--------------------------------------------------------------------------------


                                    AGREEMENT


                                       For


                       The sale and purchase of the whole
                         Of the issued share capital of
                       BRITTANY INSURANCE COMPANY LIMITED


--------------------------------------------------------------------------------

         THIS SHARE SALE AND PURCHASE AGREEMENT IS MADE as of March 31, 2000

Between

         1. BRITTANY HOLDINGS LIMITED, ("Seller") a company existing and organised under Bermudian law and having its registered office located at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda

         2. PETROFINA S.A. ("PetroFina") a company existing and organized under Belgian law and having its registered office located at 52, rue de l'Industrie, 1040 Brussels

         3. BH ACQUISITION LIMITED ("Purchaser"), a company existing and organised under Bermudian law and having its registered office located at c/o Conyers, Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, HMCX, Bermuda

         Seller and Purchaser being hereinafter collectively referred to as "Parties" and individually as "Party".

         WHEREAS:

         A. Brittany Insurance Company Limited (the "Company") is a private company incorporated with limited liability under the laws of Bermuda, further particulars of which are set out in
                  Schedule 1 hereto;

         B. Seller is the beneficial owner of the whole of the issued share capital of the Company ("the Shares");

         C. Pursuant to a Public Exchange Offering for PetroFina S.A., the Company's ultimate parent company, made from May to July 1999 by TOTAL S.A., the latter now owns approximately 98.8% of the shares in PetroFina S.A.;

         D. With a view to reorganising the TOTALFINA ELF group structure, Seller as beneficial owner has agreed to sell, assign and transfer to Purchaser, and Purchaser has agreed to purchase and acquire the Shares from Seller upon the terms and conditions as set forth herein.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.       SALE AND PURCHASE OF SHARES

                  Transfer of shares

                  (a) Upon the terms and subject to the conditions contained in this Agreement, at the Closing as defined herein, Seller shall sell with full title guarantee and Purchaser shall purchase, the Shares free and clear of any lien, security interest, pledge, charge, or other encumbrance, at the price and on the payment and other terms set forth in this Agreement.

                  Closing Date

                  (b) Purchaser shall become the owner of the Shares with effect from the Closing and will be deemed to have had all the rights attached to the Shares with effect from the Closing, including the right to collect all dividends or other distributions declared, made or distributed on or after such date.

2.       CONSIDERATION

         The consideration for the sale and purchase of all the Shares shall be USD 20,500,000 (Twenty million, five hundred thousand United States dollars) (the "Purchase Price"). Payment of such consideration shall be made in cash by Purchaser to Seller at Closing by wire transfer of immediately available funds to such bank account as Seller may designate at least three business days prior to Closing.

3.       CLOSING

         3.1.     Time and Place of the Closing

                  The completion of the transactions contemplated by this Agreement (the "Closing") shall take place at Seller's registered office in Bermuda, or at such other place as the Parties may agree, at or as soon as practicable after all conditions to Closing set forth in Section 3.4 have been satisfied.

                  The date on which the Closing takes place is referred to in this Agreement as the "Closing Date".

         3.2.     Seller's obligations at Closing

                  On the Closing Date, Seller shall deliver to Purchaser the following documents or things:

                  a) duly issued certificates for the Shares, duly endorsed for transfer in favour of Purchaser;

                  b) executed instruments of transfer in respect of the Shares and, if required, stamped at the expense of Purchaser and any other appropriate documents required to evidence and give good title to the Shares;

                  c) the common seal, if any, the certificate of incorporation and the statutory books of the Company; and

                  d) a certificate of a duly authorised officer of Seller dated the Closing Date, setting forth (x) the resolution of Seller's Board of Directors authorising the execution and delivery of this Agreement by Seller and the completion of the transactions contemplated hereby and certifying that such resolution is in full force and effect, (y) that all representations and warranties of Seller set out in Clauses 5.1 to 5.6 in this Agreement are true as of the Closing Date and (z) all covenants and agreements and conditions contained in this Agreement to be performed or complied with by Seller have been performed or complied with.

         3.3.     Purchaser's obligations at Closing

                  On the Closing Date, Purchaser shall deliver to Seller:

                  a)       the consideration as required under Clause 2 above;
                           and

                  b) a certificate of a duly authorised officer of Purchaser, dated the Closing Date, setting forth (x) the resolution of the Board of Directors authorising the execution and delivery of this Agreement and the completion of the transactions contemplated hereby and certifying that such resolution is in full force and effect, (y) that all representations and warranties of Purchaser in this Agreement are true as of the Closing Date and
                           (z) all covenants and agreements and conditions contained in this Agreement to be performed or complied with by Purchaser have been performed or complied with.

         3.4.     Conditions of Closing

                  The obligation of Seller, on the one hand, and Purchaser, on the other hand, to proceed with the Closing shall be subject to the following:

                  a) each representation and warranty of the other Party described in clause 3.2 or 3.3, as the case may be, shall be true as of the Closing Date;

                  b) no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of this Agreement or the completion of the transactions contemplated hereby;

                  c) each Party shall have delivered to the other the documents contemplated in Clauses 3.2 and 3.3 above;

                  d) Seller on the one hand and Purchaser on the other hand shall have obtained all appropriate authorisations and approvals (if and to the extent required) from any governmental, administrative or judicial authority (a "Governmental Authority") with respect to the execution of this Agreement and the completion of the transactions contemplated hereby and such approval shall not place any materially undue or commercially burdensome provisions on the Company;

                  e) any and all transactions and conditions contemplated by this Agreement to be completed and satisfied on or prior to Closing shall have been so completed and satisfied; and

                  f) Purchaser shall not be obliged to complete the purchase of the Shares agreed to be acquired hereunder unless (x) the purchase of all such Shares is completed simultaneously and (y) simultaneously therewith, the transactions contemplated by the Compagnie Europeenne d'Assurances Industrielles S.A. ("CEAI") Purchase Agreement are consummated.

                  Each of the Parties shall use its reasonable efforts to ensure or procure the satisfaction of the above conditions as soon as practicable after the date hereof.

                  The Parties hereby acknowledge and agree that no Party shall have any liability or obligation to the other in the event that the transactions contemplated hereby shall not be completed because of the failure of any of the foregoing conditions to have been satisfied on or prior to the Closing, except where such failure results from a breach by any Party of any of the provisions of this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         4.1.     Organisation and Standing

                  Purchaser is a corporation duly organised, validly existing and in good standing under Bermuda law and has full corporate power and authority to conduct all of the activities being conducted by it.

         4.2.     Authorities

                  Purchaser has full power and authority to execute and deliver and to perform its obligations under this Agreement. This Agreement will constitute, when executed and delivered by Purchaser, the valid and binding obligation of Purchaser.

         4.3.     Non-Contravention

                  The execution, delivery and performance by Purchaser of this Agreement and the completion of the transactions contemplated hereby: (i) will not violate or conflict with the Certificate of Incorporation or the constitutive documents of Purchaser;
                  (ii) will not conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, or injunction of any governmental entity to which Purchaser is subject; and (iii) will not conflict with, violate or result in a material breach of, or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Purchaser is a party.

5.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as follows:

         5.1.     Organisation and Standing

                  Seller and the Company each is a corporation duly organised, validly existing and in good standing under its jurisdiction of incorporation and each has full corporate power and authority to conduct all of the activities being conducted by each of them.

         5.2.     Authorities

                  Seller has full power and authority to execute and deliver and to perform its obligations under this Agreement. This Agreement will constitute, when executed and delivered by Seller, the valid and binding obligation of Seller.

         5.3.     Non-Contravention

                  The execution, delivery and performance by Seller of this Agreement and the completion of the transactions contemplated hereby: (i) will not violate or conflict with its Certificate of Incorporation or the constitutive documents of it or Company; (ii) will not conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, or injunction of any governmental entity to which it or Company is subject; and (iii) will not conflict with, violate or result in a material breach of, or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which it or Company is a party.

         5.4.     Capitalisation

                  The Company has an authorised share capital of $120,000 divided into 120,000 shares having a par value of $1, all of which are issued.

                  All of the Shares transferred hereunder are duly authorised and validly issued, fully paid and non-assessable.

         5.5.     Ownership.

                  Seller is the legal and beneficial owner of the Shares representing the whole of the issued share capital of the Company, such Shares being free and clear of all security interests, liens, pledges, claims, charges, options, rights of first refusal, mortgages, restrictions, limitations, obligations or commitments of any kind, whether written or oral.

         5.6.     PetroFina Group Business.

                  All exposures and liabilities arising out of or relating to the issuance of insurance / reinsurance policies covering the petroleum and other activities, risks and exposures related to the business carried out by any member of the PetroFina Group, (with the exception of all non-PetroFina Group business underwritten directly or indirectly by any member of the PetroFina Group which has been transferred to the Company prior to December 31, 1999 and reflected in the 1999 Financial Statements), have been assigned to Omnium Insurance and Reinsurance Company Ltd, a subsidiary of TOTALFINA ELF S.A , before 31 December 1999 (with full release in favour of the Company). Notwithstanding anything to the contrary the Company shall remain liable for any risks and liabilities related to the PetroFina Group that have been reinsured by the Company as a result of the Company's writing certain facultative and/or treaty reinsurance in the ordinary course of the Company's business of writing third party reinsurance on arm's length terms; provided that neither the purpose nor intent of such reinsurance was, directly or indirectly, to have PetroFina Group risks reinsured by the Company.

                  For the purposes of this Clause "Petrofina Group" shall mean any and all entities directly or indirectly controlling, controlled by or under common control with PetroFina S.A. including any joint ventures which at any point of time have been construed or declared to the insurance / reinsurance carriers as forming part of the PetroFina Group.

         5.7      Liability

                  The Seller declares to sell and the Purchaser accepts to purchase the Shares of the Seller "as is" and without any further guarantee or indemnity not expressly contained herein.

         5.8      Financial Statements.

                  Annex I sets forth the financial statements of the Company (the "Financial Statements") that have been provided to Purchaser. Such Financial Statements have been properly audited and are unqualified.

         5.9      Investments

                  All of the investment assets of the Company are (and shall remain until the Closing) investments of the type and duration listed in Annex II and have as of March 31, 2000 the fair value as so indicated on such Annex.

         5.10     Accuracy of Information.

                  To the best knowledge and belief of Seller, as of the date hereof, all information furnished by or on behalf of the Company or Seller to Purchaser or any of its agents or advisors for purposes of this Agreement or the transactions contemplated hereby, when considered as a whole, is true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading.

         5.11     Brokers.

                  There is no broker, finder or investment bank or other agent entitled to any fee or commission in connection with the transactions contemplated hereby for which the Company would be liable or responsible.

6.       COVENANTS OF THE PARTIES

         6.1.     Conduct of Business.

                  From 31 December 1999 until the Closing, Seller has caused, and will continue to cause, the Company to conduct its operations in the ordinary course of business consistent with past practice and the Company has not since December 31, 1999 and will not be permitted, directly or indirectly, to (a) amend its organisational documents, (b) issue or sell any debt or equity securities or incur indebtedness, (c) adopt a plan of liquidation, merger or consolidation, (d) make any material changes in its accounting or actuarial practices, (e) enter into, modify, terminate or be in default under any material contract except as set forth in Annex III or, (f) pay any dividend or other distribution to its stockholders or make any payment to Seller or any member of the Petrofina Group (as defined in Clause 5.6) except as set forth in Annex III.

                  From March 31, 2000 until the Closing, Seller will not permit Company to sell or liquidate any investments, or make additional investments, without Purchaser's prior consent, such consent not to be unreasonably withheld.

         6.1.     Access to Information.

                  From the date hereof until the Closing, Seller will, and will cause the Company to, allow Purchaser and its officers, employees, counsel, accountants, actuary, consultants, and other authorised representatives to have full access to the books, records, contracts, accountants, actuaries, consultants, advisors, officers and employees of the Company, at all reasonable times and upon reasonable notice, so as not to interfere with the normal operation of the Company's business.

         6.3.     Further Assurances.

                  From and after the Closing, each of the parties hereto shall co-operate with each other and use all reasonable efforts to take all actions and to do all things necessary, proper or advisable to give effect to the transactions contemplated hereby.

         6.4. PetroFina undertakes to indemnify Purchaser against losses or expenses arising from (x) any and all tax claims, assessed by any govermental authority or agency in any jurisdiction, directly or exclusively assessed on PetroFina Group's activities, made against the Company for the sole reason of the Company's being part of the PetroFina Group and, (y) any breach of Clause 5.6.

         6.5. On the Closing Date all members of the board of directors of the Company shall resign. At the next General Meeting of the Company, Purchaser hereby undertakes to vote its shares or to cause its representative to vote in such a manner that the resigning directors of Seller in said Company are discharged, as such, from all liability.

7.       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         Representations and warranties made in Clauses 5.4 (Capitalisation),
         5.5 (Ownership) and 5.6 (PetroFina Group business) shall survive the Closing indefinitely.

         All other representations and warranties shall terminate March 31, 2001. The tax covenant set out in Clause 6.4 shall survive until the expiration of the applicable statutes of limitations.

         Seller shall not be liable for any breach of Clause 5.10 unless the damages and expenses for all such breaches exceeds USD 500,000 in which case Seller shall be liable for all such damages and expenses in excess of USD 500,000 but only up to an aggregate amount equal to 75% of the Purchase Price.

8.       NOTICES

         All notices or other communications which are required or permitted hereunder shall be given in writing, by facsimile transmission or hand delivered:

         (a)      If to Purchaser, to:

                  Attn.:            The Company Secretary
                  Address:          c/o Conyers, Dill & Pearman attention Graham
                                    Collis
                  Fax:              (1) 441 292 4720
                                    with a copy to Cahill Gordon Reindel, 80
                                    Pine Street, New York 10005
                  Attn.:            Michael Becker
                  Fax:              (1) 212 269 5420

         (b)      If to Seller, to

                  Attn:             Risk Manager, DARAG (bureau 33G61)
                  Address:          2, place de la Coupole,
                                    92078 Paris La Defense
                  Fax:              (1) 47 44 48 61

         Communications shall be deemed to have been made upon delivery if by registered mail, and upon receipt if by facsimile transmission or by hand delivery, except that a facsimile transmission that is received on a Saturday, Sunday or a public holiday in the country of receipt, shall be deemed to have been made at the opening of business on the first day following that which is not a Saturday, Sunday or public holiday in such country.

9.       INDEPENDENT ADVICE.

         Without limiting any rights or obligations of the parties hereunder or under the law of incorporation of Seller, each of the Parties hereto acknowledges that it has been free to secure independent legal advice as to the nature and effect of all of the provisions of this Agreement and that it has either taken such independent advice or dispensed with the necessity to do so and that all of the provisions of this Agreement are fair and reasonable in all circumstances and are of the overall intention of the Parties in connection with this Agreement.

10.      INVALIDITY

         In the event that any provisions shall be found to be unenforceable, the remaining provisions shall have full force and effect.

11.      ENTIRE AGREEMENT

         This Agreement and the documents referred to herein constitute the whole agreement and understanding among the Parties relating to the subject matter thereof and supersede any previous arrangement or understanding among the Parties in relation thereto. Each of the Parties acknowledges that it has not entered into this Agreement in reliance on any statement or representation, whether or not made by the other Party, except insofar as the same has been incorporated into this Agreement. Except as otherwise provided herein, each of the Parties irrevocably and unconditionally waives any right it may have to claim damages and / or to rescind this Agreement by reason of any misrepresentation (other than a wilful misrepresentation) not contained in this Agreement.

12.      COSTS

         Each Party shall bear its own expenses in the preparation and execution of this Agreement.

13.      ASSIGNMENT

         No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties, except that Purchaser may assign its rights, but not its obligations, under this Agreement to any of its affiliates.

14.      WAIVERS

         The failure of either Party to require performance by the other Party of any responsibility or obligation required by this

         Agreement shall in no way effect the Party's right to require such performance at any time thereafter. The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not constitute a waiver of any other breach of the same or any other provision.

15.      TERMINATION

         15.1     Termination.

                  This Agreement may be terminated before the Closing by:

                  a. Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller contained herein, if such breach is not cured within 15 days after notice thereof is delivered by Purchaser;

                  b. Seller, upon a material breach of any representation, warranty, covenant or agreement by Purchaser contained herein, if such breach is not cured within 15 days after notice thereof is delivered by Seller; or

                  c. Seller, on the on one hand, or Purchaser, on the other hand, if the Closing has not occurred within three months of the introduction of the request for approval by the Belgian regulatory authorities for the sale and purchase of CEAI, but in no event later than 30 September 2000; provided that such person has, or persons have, not breached their obligations hereunder.

         15.2     Effect of Termination.

                  If this Agreement is terminated pursuant to the provisions of
                  Section 15.1, such termination shall be without liability to any Party hereto, except that termination of this Agreement shall not relieve any Party hereto from liability for breach prior to the date of such termination of any representation, warranty, covenant or agreement contained herein.

16.      GOVERNING LAW AND JURISDICTION

         16.1 This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the courts of Bermuda will have jurisdiction in relation to any dispute arising out of this Agreement or the transactions hereby contemplated.

         16.2 Each of the Parties hereto waives any right that it may have to object to an action being brought in these courts, to claim that the action has been brought in an inconvenient forum or to claim that those courts do not have jurisdiction.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.

         This Agreement will be of no force and effect unless a signed copy hereof is delivered by facsimile by each of Seller and PetroFina to John J. Oros, President, BH Acquisition Limited at (201) 444-6897 at or before 5 pm New York City time, on April 13, 2000.


         /s/
         ...............................................
         for and on behalf of
         BRITTANY HOLDINGS LIMITED

         ...............................................


         /s/
         ...............................................
         for and on behalf of
         BH ACQUISITION LIMITED


         /s/
         ...............................................
         for and on behalf of
         PETROFINA S.A.